As filed with the Securities and Exchange Commission on March 15, 2024.

Registration No. 333- 276435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auna S.A.

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	8011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	46 A, Avenue JF Kennedy 1855 Luxembourg Grand Duchy of Luxembourg +51 1-205-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Maurice Blanco Hillary A. Coleman Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	Juan G. Giráldez Adam Brenneman Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 4 to the Registration Statement on Form F-1 of Auna S.A. (the “Company”) is to submit exhibits 10.19 and 10.29. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 4 does not contain a copy of the prospectus that was included in the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.	Indemnification of Directors and Officers

According to the Registrant’s articles of association, the directors and executive officers of the company shall be indemnified by the company for any reasonable expenses incurred and for any loss or damage suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as director or executive officer, to the extent such action, lawsuit or proceeding is not attributable to them. We maintain liability insurance which insure our directors and officers against liability which he or she may incur in his or her capacity as such.

Item 7.	Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold or issued by the registrant in the three years preceding the date of this registration statement. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

On December 18, 2023, we issued US$253.0 million aggregate principal amount of 10.000% Senior Secured Notes due 2029 (the “2029 Notes”). The 2029 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in compliance with Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2029 Notes were issued in exchange for 2025 Notes (as defined below) in an aggregate principal amount of US$243.4 million, which were cancelled upon such exchange. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

On July 6, 2023, Auna S.A.A. merged into Auna S.A. Shareholders of Auna S.A.A. received one share in Auna S.A. in exchange for each of their shares in Auna S.A.A. The sale of Auna S.A.’s equity interests was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering and to investors outside the United States in compliance with Regulation S under the Securities Act.

On April 11, 2023, we and Grupo Salud Auna México, S.A. de C.V., a subsidiary of the Company, issued US$505.0 million aggregate principal amount of Senior Notes due 2028 (the “2028 Notes”). The sale of the 2028 Notes was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving any public offering. The 2028 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

On November 20, 2020, we issued US$300.0 million aggregate principal amount of 6.500% Senior Notes due 2025 (the “2025 Notes”). The 2025 Notes were sold to persons reasonably believed to be qualified institutional buyers in the United States in compliance with Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. The 2025 Notes were offered to investors at 100.0% of the principal amount thereof. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the prospectus filed as part of this registration statement.

Item 8.	Exhibits

(a) The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement.

3.1*	Articles of Association of Auna S.A.

5.1*	Opinion of Stibbe Avocats (association d’avocats) counsel to Auna S.A., as to the validity of the class A shares.

8.1*	Opinion of Stibbe Avocats (association d’avocats) counsel to Auna S.A., regarding certain Luxembourg tax matters.

8.2*	Opinion of Davis Polk & Wardwell LLP, U.S. counsel to Auna S.A., regarding certain U.S. tax matters.

10.1*†	English translation of Surface Rights Agreement dated as of July 9, 2009 among Medic Ser S.A.C. and the Peruvian Red Cross Society.

10.2*	English translation of the Public Deed of the First Amendment dated as of January 26, 2010 to the Surface Rights Agreement.

10.3*†	English translation of Lease Agreement dated as of June 27, 2019 among Oncocenter Perú S.A.C. and Promotora Asistencial S.A.C. Clínica Limatambo.

10.4*	English translation of the First Amendment dated as of May 30, 2023 to the Lease Agreement among Oncocenter Perú S.A.C. and Promotora Asistencial S.A.C. Clínica Limatambo.

10.5*	Form of Indemnification Agreement with directors and officers.

10.6*	Form of Registration Rights Agreement among Auna S.A. and certain shareholders of Auna S.A..

10.7*	English translation of Lease Agreement dated as of February 3, 2020 among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.8*	English translation of the First Amendment dated as of February 12, 2020 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.9*	English translation of Second Amendment dated as of August 13, 2021 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.10*	English translation of the Third Amendment dated as of August 13, 2021 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.11*	English translation of the Fourth Amendment dated as of April 19, 2022 to the Lease Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.12*	English translation of Loan-Backing Assignment Agreement dated as of February 3, 2020 among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.13*	English translation of Amendment dated as of July 21, 2020 to Loan-Backing Assignment Agreement among Oncosalud S.A.C. and Scotiabank Perú S.A.A.

10.14*	Indenture dated as of November 20, 2020 among Auna S.A., as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.15*	Supplemental Indenture dated as of October 5, 2022 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.16*	Second Supplemental Indenture dated as of June 8, 2023 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.17*	Third Supplemental Indenture dated as of July 19, 2023, among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.18*	Credit and Guaranty Agreement dated as of November 10, 2023, among the Registrant and Grupo Salud Auna México, S.A. de C.V., as borrowers, the guarantors party thereto, Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria (Citibanamex), as administrative agent and the lenders party thereto.

10.19	Amendment to Credit and Guaranty Agreement dated as of March 14, 2024, among the Registrant and Grupo Salud Auna México, S.A. de C.V., as borrowers, the guarantors party thereto, Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria (Citibanamex), as administrative agent and the lenders party thereto.

10.20*	Fourth Supplemental Indenture dated as of November 30, 2023, among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.21*	Indenture dated as of December 18, 2023 among the Registrant, as issuer, the guarantors party thereto and Citibank N.A., as trustee, paying agent, registrar and transfer agent.

10.22*	English translation to the Share Purchase Agreement dated as of February 21, 2023, among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V., as purchaser, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.23*	English translation of the First Amendment dated as of June 30, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V., as purchaser, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.24*	English translation of the Second Amendment dated as of August 24, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.25*	English translation of the Third Amendment dated as of September 22, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.26*	English translation of the Fourth Amendment dated as of September 30, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.27*	English translation of the Accession Agreement dated as of October 4, 2022 to the Share Purchase Agreement among the sellers party thereto, Grupo Salud Auna Mexico, S.A. de C.V. and Jesús Antonio Zamora León, as purchasers, and Hospital y Clínica OCA, S.A. de C.V., DRJ Inmuebles, S.A. de C.V., Inmuebles JRD 2000, S.A. de C.V. and Tovleja HG, S.A. de C.V.

10.28*	Sponsor Financing Amendment: Form of Amended and Restated Note Purchase Agreement entered into by and among Heredia Investments S.A.C., as issuer, the sponsors party thereto and the holders party thereto

10.29	Sponsor Financing Amendment: Form of Amended and Restated Credit Agreement among Heredia Investments S.A.C., as borrower, the sponsors party thereto and the lenders party thereto

21.1*	List of Subsidiaries.

23.1*	Consent of Emmerich, Córdova y Asociados, Sociedad Civil

23.2*	Consent of Stibbe Avocats (association d’avocats) counsel of Auna S.A. (included in Exhibit 5.1).

23.3*	Consent of Aditum Consulting Group S.A.S. de C.V.

23.4*	Consent of Davis Polk & Wardwell LLP, U.S. counsel of Auna S.A. (included in Exhibit 8.2)

24.1*	Powers of attorney (included on signature page to the registration statement).

99.1*	Application for Waiver of Requirements of Form 20-F, Item 8.A.4

107*	Filing Fee Table.

*	Previously filed.
†

Portions of this exhibit (indicated by asterisks) have been omitted as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the registrant if publicly disclosed.

(b) Financial Statement Schedules:

None.

Item 9.	Undertakings

The undersigned hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lima, Perú on March 15, 2024.

Auna, S.A.

By:	/s/ Jesús Antonio Zamora León
	Name:	Jesús Antonio Zamora León
	Title:	President

By:	/s/ Gisele Remy Ferrero
	Name:	Gisele Remy Ferrero
	Title:	Chief Financial Officer

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 15, 2024 in the capacities indicated:

Signature	Title

/s/ Jesús Antonio Zamora León Jesús Antonio Zamora León	President and Director (principal executive officer)

/s/ Gisele Remy Ferrero Gisele Remy Ferrero	Chief Financial Officer (principal financial officer and principal accounting officer)

* Luis Felipe Pinillos Casabonne	Director

* Jorge Basadre Brazzini	Director

* Leonardo Bacherer Fastoni	Director

* Robert Oberrender	Director

* Andrew Soussloff	Director

* John Wilton	Director

* Anasofía Sánchez Juárez	Director

/s/ Colleen A. De Vries Cogency Global Inc. Name: Colleen A. De Vries Title: Senior Vice President	Authorized Representative in the United States

*By:	/s/ Gisele Remy Ferrero
	Name:	Gisele Remy Ferrero
	Title:	Attorney-in-Fact

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